Exhibit 99.1

                   Charles River Laboratories to Redeem 3.50%
                     Senior Convertible Debentures Due 2022


    WILMINGTON, Mass.--(BUSINESS WIRE)--March 28, 2005--Charles River Laboratories International, Inc. (NYSE: CRL) today announced that it has called for redemption all of its $185 million, 3.50% Senior Convertible Debentures due February 1, 2022. Notices of redemption are being mailed to holders of the Debentures today.
    The redemption date has been set at April 19, 2005. The Debentures are convertible into shares of Charles River's common stock at a conversion price of $38.87. The Debentures may be converted at any time before the close of business on April 18, 2005. On April 19, 2005, Charles River will pay all remaining principal balances that have not been previously converted into common stock, plus the applicable 0.875% prepayment premium and any accrued and unpaid interest, up to but not including the redemption date, in cash. To the extent that any holders do not convert prior to the redemption date, or the Company is required to pay for fractional shares, payment for any debentures redeemed or fractional shares will be made from cash generated by operations.
    James C. Foster, Chairman, President and Chief Executive Officer said, "We are calling the Debentures at this time in order to achieve two goals: to reduce interest expense and improve our debt to equity ratio. We believe that by doing so, we further strengthen our balance sheet and free up cash, formerly used for debt service, which we can deploy more effectively elsewhere in the business."
    To the extent that holders of the Debentures convert to common stock, there will be no effect on earnings per share. For financial reporting purposes, the Company has always accounted for the Debentures as if they had been converted by including approximately
4.8 million shares in the fully diluted share count.

    Caution Concerning Forward-Looking Statements. This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are based on Charles River's current expectations and beliefs, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: challenges arising from the merger with Inveresk Research Group; a decrease in research and development spending or a decrease in the level of outsourced services; acquisition integration risks; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on March 9, 2005, with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

    About Charles River Laboratories

    Charles River Laboratories, based in Wilmington, Massachusetts, is a global provider of solutions that advance the drug discovery and development process. Our leading-edge products and services are designed to enable our clients to bring drugs to market faster and more efficiently. Backed by our rigorous, best-in-class procedures and our proven data collection, analysis and reporting capabilities, our products and services are organized into three categories spanning every step of the drug development pipeline: Research Models and Services, Preclinical Services, and Clinical Services. Charles River's customer base includes all of the major pharmaceutical companies, biotechnology companies, government agencies and many leading hospitals and academic institutions. Charles River's 8,000 employees serve clients in more than 50 countries. For more information on Charles River, visit our website at www.criver.com.



    CONTACT: Charles River Laboratories
             Susan E. Hardy, 978-658-6000 Ext. 1616
             Director, Investor Relations